Exhibit 10(pp)
AGILYSYS, INC.
2010 PERFORMANCE SHARE PLAN
          1. Name; Purpose; Authority. The name of the Plan is the Agilysys, Inc. 2010 Performance Share Plan (the “Plan”). The purposes of the Plan are to: (1) reinforce a sense of urgency to improve performance; (2) pay for improvements in performance; (3) increase executive ownership in the Company; and (4) increase alignment of executive and shareholder interests. This Plan was adopted pursuant to the authority of the Compensation Committee under Article 2 of the 2006 Stock Incentive Plan (the “2006 Plan”). The terms and conditions of the 2006 Plan shall apply to awards made pursuant to this Plan.
          2. Definitions. Unless the context indicates otherwise, the following words shall have the meanings set forth below wherever used in this Plan:
a.
“Acquisition Adjustments” means subtraction of the acquisition’s EBITDA for the portion of the prior fiscal year that corresponds with the portion of the fiscal year the acquisition was owned or controlled by the Company in fiscal year 2010.

b.	“Accounts Receivable” means March 31, 2010 net accounts receivable less March 31, 2009 net accounts receivable, both as reported in the Agilysys Form 10-K.

c.	“Award” means any grant under this Plan of a fixed number of Performance Shares.

d.	“Business Unit” refers to each of the Technology Solutions Group, the Hospitality Solutions Group and the Retail Solutions Group.

e.	“Business Payout Percentage” means 67%.

f.
“Capital Expenditures” equals the capital expenditures as reported in the Company’s Statement of Cash Flows for the fiscal year ended 2010 including implementation costs for the Oracle ERP System and costs associated with the development of Guest 360.

g.	“Corporate Payout Percentage” means 33%.

h.	“Compensation Committee Adjustments” means such adjustments as reasonably acceptable to the Compensation Committee.

i.	“Disposition Adjustments” means subtraction of the disposition’s budgeted EBITDA for the portion of the 2010 fiscal year that the disposition was not owned or controlled by the Company.

j.
“Earned Shares” means the number of Performance Shares earned pursuant to the calculation set forth in paragraph 5 below; provided that, in no event shall the number of Earned Shares exceed 175% of the Award. Any shares that do not become Earned Shares shall be forfeited and the Participant shall have no further interest therein of any kind whatsoever.

k.
“EBITDA” equals earnings before interest, taxes, depreciation, amortization, restructuring expenses, and write offs of intangibles and goodwill, as reported in the Agilysys Form 10-K for the fiscal year.

l.	“Performance Period” means the fiscal year ended March 31, 2010.

m.
“Performance Share” means an Earned Share subject to forfeiture and restrictions on sale and transfer by the Participant, but which will become vested and free of such restrictions upon, and to the extent of, the satisfaction of the Restriction Period.

n.
“Reported EBITDA” equals earnings before interest, taxes, depreciation, amortization, restructuring expenses, and write offs of intangibles and goodwill, as reported in the Agilysys Form 10-K for the fiscal year ended March 31, 2010.

o.	“Sharing Percentage” equals the amounts set forth in Exhibit A.

p.	“Target LTI” equals the amounts set forth in Exhibit A.

q.	“Threshold EBITDA” equals the amounts set forth in Exhibit A.

r.	“Valuation Multiple” equals 8.
All capitalized terms, unless otherwise defined, shall have the meanings ascribed to them under the 2006 Plan or the Grant Agreements issued pursuant to this Plan.
          3. Awards. Participants will be awarded a target number of shares that will become Earned Shares based on achievement of EBITDA performance as calculated in accordance with the formula set forth in Section 5 of this Plan.
          4. Corporate and Business Unit Performance Payout. The total number of Performance Shares earned for Participants working at the corporate headquarters will be determined using the Consolidated Agilysys numbers reflected in the Sharing Percentage, Target LTI and Threshold EBITDA tables (collectively, the “Performance Tables”) above. The total number of Performance Shares earned for Participants working at one of the Company’s three business segments — Technology Solutions, Hospitality Solutions or Retail Solutions will be determined by adding the sum of: (i) the Performance Shares earned using Performance Tables above for the respective segment times 67 percent; and (ii) the Performance Shares earned using the Performance Tables for Consolidated Agilysys times 33 percent. In no event will a Participant’s Earned Shares exceed 175% of the Participant’s Award.
          5. Sample Calculation. Reference is made to the sample Plan calculation set forth in Exhibit B for an example of how Earned Shares are calculated.
          6. Performance Shares. The Performance Shares awarded pursuant to this Plan are intended to be “remuneration payable solely on account of the attainment of one or more performance goals” within the meaning of Code Section 162(m)(4)(C) and shall be administered and interpreted accordingly.
          7. Internal Revenue Code Section 409A. This Agreement, Award and the compensation and benefits hereunder are intended to meet the requirements for exemption from coverage under Code Section 409A for restricted property set forth in Treasury Regulation Section 1.409A-1(b)(6), as well as any other such applicable exemption, and shall be construed and administered accordingly. If the Company determines that any compensation or benefits awarded or payable under this Agreement may be subject to taxation under Code Section 409A, the Company shall, after consultation with the Participant, have the authority to adopt, prospectively or retroactively, such amendments to this Agreement or to take any other actions it determines necessary or appropriate to exempt the compensation and benefits payable under this Agreement from Code Section 409A or meet the requirements of Code Section 409A. In no event, however, shall this Section or any other provisions of the Plan or this Agreement be construed to require the Company to provide any gross-up for the tax consequences of any provisions of, or awards or payments under, this Agreement and the Company shall have no responsibility for tax consequences of any kind to the Participant (or any other person or entity), whether or not such consequences are contemplated at the time of entry into this Agreement, resulting from the terms or operation of this Agreement.

          8. Internal Revenue Code Section 162(m). This Plan is intended to comply with all applicable requirements of Section 162(m) of the Code with respect to Performance Based Compensation for Participants who are Section 162(m) Persons.
          9. Governing Law. Except as may otherwise be provided in the Plan, this Agreement will be governed by, construed and enforced in accordance with the internal laws of the State of Ohio without giving effect to its conflict of laws principles.
          10. Amendment. The Committee may amend, alter or discontinue this Plan at any time, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate this Agreement. However, no such action may be inconsistent with the terms of the Plan or materially and adversely affect the rights of the Participant without the Participant’s written consent. Notwithstanding the foregoing, the Company may, after consulting with the Participant, unilaterally amend this Agreement to comply with law, preserve favorable tax effects or avoid unfavorable tax effects for either of the parties.
          11. Captions. The captions of specific provisions of this Plan are for convenience and reference only, and in no way define, describe, extend or limit the scope of this Agreement or the intent of any provision.
          12. Effect of Waiver. Any waiver of any term, condition or breach thereof will not be a waiver of any other term or condition or of the same term or condition for the future, or of any subsequent breach.
          13. Severability. In the event of the invalidity of any part or provision of this Plan, such invalidity will not affect the enforceability of any other part or provision of this Plan.